Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of November 28, 2006 by and between CharterMac Capital LLC, a Delaware limited liability company (the “Company”), and Alan P. Hirmes (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company wishes to employ the Executive upon the terms and subject to the conditions set forth herein, and the Executive desires to enter into this Agreement and accept such employment upon such terms and conditions;

WHEREAS, the Company and the Executive have previously entered into an Employment Agreement dated November 17, 2003, and the parties now desire to enter into a new Employment Agreement upon the terms and conditions set forth herein that will supersede the prior Employment Agreement;

WHEREAS, Executive desires to work a reduced workload and the Company agrees to accommodate the Executive;

WHEREAS, the Company, in addition to managing its own business operations, provides management services for various of its Affiliates (as defined below), including CharterMac, a Delaware statutory trust (“CharterMac”); and

WHEREAS, the governance of the Company is controlled by CharterMac and the management of CharterMac is vested in its Board of Trustees (the “Board”).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

Section 1. Employment.

(a)           During the Employment Term, Executive will serve as the Chief Operating Officer (“COO”) of CharterMac and will report to Marc Schnitzer, or his successor as the Chief Executive Officer of CharterMac (the “CEO”) and the Executive accepts such employment for the Employment Term (as defined below). Executive will also hold the title of Managing Director (or the same titled position as Marc Schnitzer) of the Company. Executive will perform such related and other duties as shall be reasonably assigned to Executive from time to time by the CEO that are consistent with Executive’s role as a member of senior management of the Company and Executive shall be a member of all Senior Management committees of the Company. Upon the request of the Board, or its designee, the Executive shall also serve as an officer, director or trustee of any entity controlled by, controlling or under common control (within the meaning of Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with, the Company (an “Affiliate”) for no additional compensation. Any compensation paid to the Executive by any Affiliate shall reduce the Company’s obligations hereunder by the amount of such compensation (but shall be deemed to have been paid by the Company for purposes of calculating any severance obligations to the Executive under this Agreement).

(b)          At the request of the Company, the Executive will resign his current title as Chief Financial Officer (“CFO”) of CharterMac and American Mortgage Acceptance Company (“AMAC”).

Section 2. Performance. During the Employment Term, the Executive will serve the Company faithfully and to the best of his ability and will devote a reasonable amount of his time, energy, experience, and talents to the business of the Company and its Affiliates. During 2006, Executive is expected to be in the office or readily available on a full-time basis and perform typical duties of a Chief Operating Officer. During 2007, Executive is expected to be in the office or readily available no less than 80% of the time (assuming that 100% of the time is the equivalent of working on a full-time basis). It is further understood that nothing herein shall prevent the Executive from managing his passive personal investments and from participating in charitable and civic endeavors, so long as such activities do not interfere in any significant manner with the Executive’s performance of his duties hereunder. In addition, pursuant to and in accordance with that certain Service Agreement dated as of November 17, 2003 between Relcap Holding Company LLC (“Mirror Entity”) and CharterMac Capital Company, LLC, a Delaware limited liability company (“CCC”), it is understood that the Executive shall provide services at no additional compensation for Mirror Entity with respect to the Excluded Assets (as defined in the Contribution Agreement dated as of December 17, 2002 among CCC and the other parties identified therein (the “Contribution Agreement”)). Executive understands that his job responsibilities will include reasonable and customary travel on behalf of the Company.

Section 3. Employment Term. Unless earlier terminated pursuant to Section 6 hereof, the employment term shall begin upon the date hereof (the “Effective Date”) and shall continue up to and through December 31, 2007 (the “Employment Term”).

Section 4. Compensation and Benefits.

(a)           Base Salary. As compensation for services hereunder and in consideration of the Executive’s other agreements hereunder, during the Employment Term the Company shall pay the Executive a base salary, payable in equal installments in accordance with the Company’s procedures, at an annual rate of $539,988, less such deductions or amounts to be withheld as required by applicable law and regulations and deductions authorized by the Executive in writing, subject to review by the compensation committee of the Board (the “Compensation Committee”), which in its discretion may increase, but not decrease, the base salary (such base salary, and if so increased from time to time by the Compensation Committee being hereinafter referred to as the (“Base Salary”); provided, however, that if he has not already received a salary increase in 2006, on or about November 17, 2006, the Executive shall receive a minimum annual increase in Base Salary equal to the lesser of 5% or the percentage equal to the increase, if any, in the Consumer Price Index measured for the twelve (12) month period immediately preceding the effective date of the increase. For purposes of this Section 4(a), “Consumer Price Index” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers (1982 — 1984 = 100) for the New York Metropolitan area published by the United States Department of Labor, Bureau of Statistics.

(b)	Bonuses and Incentive Compensation.

(i)             Bonus for 2006: Executive shall receive a bonus equal to the bonus paid by the Company to Marc Schnitzer for 2006. Any portion of the bonus that is not paid in cash, shall be paid in fully-vested, registered and unrestricted stock.

(ii)            Bonus for 2007: At the end of the Employment Term, the Executive shall receive a bonus provided that: Executive’s employment has not been terminated by the Company for Cause (as defined in Section 6) or the employment of Executive has not been terminated by him without Good Reason (as defined in Section 6). The amount of the bonus (which shall be paid in cash and/or in fully vested stock) shall be determined by the Compensation Committee in its sole discretion, but in no event shall the bonus be less than 80% of the bonus Executive received for 2006. The bonus shall consist of a minimum of $750,000 in cash, and the balance in fully-vested, registered and unrestricted stock.

(c)           Medical, Dental, Disability, Life Insurance, Pension and Other Benefits. During the Employment Term, the Executive shall, in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in the various medical, dental, disability, life insurance, pension and other employee benefit plans, made available by the Company, from time to time, for its senior executives, which benefit package shall include those items identified on Exhibit A, subject to adjustments hereto applicable to all senior executives as determined by the Compensation Committee in its discretion from time to time.

(d)           Vacation. During the Employment Term, the Executive shall be entitled to a vacation period or periods of four (4) weeks per year taken in accordance with the vacation policy of the Company during each year of the Employment Term, without any reduction in the vacation period for the Executive’s reduced hours in 2007; provided, that the Executive may carry forward up to two (2) weeks of unused vacation to the subsequent year. In addition, the Executive shall be entitled to religious holidays.

(e)           Car Allowance. During the Employment Term, the Company will purchase or lease a company car for the Executive’s use and will pay the reasonable expenses of operating and maintaining the car, including parking and insurance costs. The company car shall be agreed upon between the Executive and the Company from time to time and shall be a current model (not more than three (3) years old) that is similar to the car, or most recent car, provided to the Executive by the Company during the twelve-month period preceding the Effective Date. If the Executive elects not to have the Company purchase or lease a car for the Executive, the Company will make an annual payment to the Executive in an amount reasonably determined by the Company as the approximate cost to have been incurred by the Company in providing the car allowance benefit.

(f)            Secretarial Service. During the Employment Term, the Executive shall be entitled to secretarial service that is reasonably equivalent to that provided to the Executive by the Company during the twelve-month period preceding the Effective Date.

(g)          Expenses. The Company shall pay for or reimburse the Executive for all reasonable expenses actually incurred by or paid by the Executive during the Employment Term in the performance of the Executive’s services under this Agreement (including, without limitation, out-of-pocket expenses in connection with the Executive’s ownership of Interests (but not including capital contributions payable in connection with the acquisition of such Interests) or serving as an officer, director or trustee of an Affiliate) upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers.

Section 5. Share Options, Deferred Compensation and Restricted Shares.

(a)           Eligibility. CharterMac maintains an incentive share option plan (the “Incentive Plan”) for the benefit of directors, officers, and employees of CharterMac and its Affiliates. Subject to any applicable terms of the Incentive Plan (as in effect from time to time), the Executive shall be eligible for the receipt of options as the same may be awarded from time to time in the discretion of the Compensation Committee.

(b)           Executive may also be awarded additional deferred compensation under one or more plans or programs established by the Company or CharterMac and its affiliates from time to time (the “Deferred Compensation Plans”). Amounts, if any, payable to Executive under the terms of the Deferred Compensation Plans shall be governed solely by the terms of the Deferred Compensation Plans and awards made thereunder.

(c)           Special Option Vesting/Exercise. At the end of the Employment Term, other than as a result of termination for Cause, any unvested options, deferred compensation, and restricted shares awarded to the Executive under the Incentive Plan, Deferred Compensation Plans, bonus arrangement or any other plan or arrangement of CharterMac, the Company or any Affiliate shall fully vest upon the day following the date of termination, and notwithstanding the terms of his option grants, Executive shall be entitled to exercise such options until the earlier of: (y) ten (10) years from the last day of the Employment Term or (z) the expiration of the term of the options.

Section 6. Termination.

(a)           Termination of Employment. Subject to this Section 6(a), the employment of the Executive hereunder shall terminate at the end of the Employment Term. The employment of the Executive hereunder may be terminated at any time during the Employment Term: (i) by the Company with or without Cause (as defined herein) by notice of termination delivered to the Executive; (ii) by the Executive with or without Good Reason (as defined herein) by notice of resignation delivered to the Company; (iii) upon death of the Executive; or (iv) by the Company at any time after the last day of the sixth consecutive month of the Executive’s Disability (as defined herein) or the day on which the shorter periods of Disability shall have equaled an aggregate of six (6) months during any twelve (12) month period, by written notice to the Executive (but before the Executive has recovered from such Disability). If the Executive’s employment terminates for any reason prior to the end of the Employment Term or as a result of the termination of this Agreement, at the Company’s request, Executive agrees to resign all offices, board seats, directorships, and trusteeships that he may hold with the Company, CharterMac, AMAC or any of their affiliated entities.

(b)	Certain Definitions. For purposes of this Agreement,

(i)             “Cause” shall mean: (A) the Executive’s conviction of, plea of nolo contendere to, plea of guilty to, or written admission of the commission of, a felony; (B) any breach by the Executive of any material provision of this Agreement; (C) any act by the Executive involving dishonesty, moral turpitude, fraud or misrepresentation with respect to his duties for the Company or its Affiliates, which has caused material harm to the Company; or (D) gross negligence or willful misconduct on the part of the Executive in the performance of his duties, responsibilities or obligations as set forth in this Agreement; provided, that in the case of a breach set forth in clause (B) above, such breach shall continue for a period of thirty (30) days following written notice thereof by the Company to the Executive.

(ii)            “Change in Control” shall be deemed to have occurred if: (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), which is not an Affiliate of CharterMac or CCC is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of CharterMac representing 50.1% or more of the combined voting power of CharterMac’s then outstanding securities or becomes the managing member of CCC; (B) any consolidation or merger of CharterMac or CCC with or into any other corporation or other entity or person (other than an Affiliate of CharterMac or CCC) in which the shareholders of CharterMac prior to such consolidation or merger own or owns less than 50.1% of CharterMac’s voting power immediately after such consolidation or merger, or in which the managing member of CCC or another Affiliate of CharterMac ceases to be the controlling person of the surviving entity or person (excluding any consolidation or merger effected exclusively to change the domicile of CharterMac or CCC); (C) a sale of all or substantially all of the assets of CharterMac or CCC; or (D) a liquidation or dissolution of CharterMac or CCC; provided, that no change in control shall be deemed to occur with respect to any of the above-referenced events involving CCC if after such event the Executive continues to be an employee of a company that is an Affiliate of CharterMac and continues to have the same titles, duties and functions and compensation consistent with those referenced in Sections 1 through 5 of this Agreement.

(iii)           “Disability” shall be deemed to have occurred if in the judgment of the a physician jointly selected by the Company and the Executive, the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive’s principal services hereunder for (A) a period of six consecutive months or (B) for shorter periods aggregating six months during any twelve- month period.

(iv)          “Good Reason” shall mean the occurrence of the following events without the Executive’s prior written consent, provided that such occurrence is not cured within thirty (30) days of the Executive giving the Company written notice (which describes in detail the occurrence) thereof: (A) without the Executive’s consent (i) assignment of the Executive to duties materially inconsistent with the Executive’s positions as described in Section 1 hereof, or (ii) any significant diminution in the Executive’s duties or responsibilities, other than in connection with the termination of the Executive’s employment for Cause or Disability or by the

Executive other than for Good Reason; (B) any material breach by the Company of its obligations under this Agreement; (C) a change in the location of the Executive’s principal place of employment to a location outside of the general New York metropolitan area; (D) there is a reduction in the Executive’s Base Salary or a material reduction in the aggregate package of benefits provided to the Executive under Sections 4(c) through 4(g) of this Agreement; or (E) the removal of the Executive as a member of the Board of Trustees of CharterMac or a member of the Board of Directors of AMAC.

Section 7. Severance.

(a)           Termination by the Executive for Good Reason or by the Company without Cause. If, during the Employment Term, the Executive terminates his employment with the Company for Good Reason or the Executive’s employment is terminated by the Company without Cause, the Company shall have no liability or further obligation to the Executive except as follows: the Executive shall be entitled to receive (i) within thirty (30) days of signing the Release referenced below, any earned but unpaid Base Salary and any accrued car allowance and expense reimbursement entitlements for the period prior to termination and any declared but unpaid bonuses for prior periods which have ended at the time of such termination (“Entitlements”), (ii) any rights to which he is entitled in accordance with plan provisions under any employee benefit plan, fringe benefit or incentive plan (“Benefit Rights”), (iii) severance compensation equal to Executive’s Base Salary calculated from Executive’s last day of employment with the Company until December 31, 2007, and payable in a lump sum within thirty (30) days of the date of termination of employment (the “Severance Pay”), (iv) within thirty (30) days of the date of termination of employment, Executive’s 2007 bonus, pursuant to Section 4(b)(ii) above provided further that if at the time of the termination of employment, Executive’s 2006 bonus has not been announced and/or paid, Executive will also receive a 2006 bonus pursuant to Section 4(b)(i) (the “Bonus Severance”), and (v)  continued email address and access at the Company, and reasonable secretarial assistance, for a period of twelve (12) months following the date of termination of employment; provided, however, that the Company at its option may provide such secretarial assistance at a location other than its offices (the “Email Rights”). As a condition of receiving the Severance Pay and the Bonus Severance under this Section 7(a)(iii) and (iv), the Executive agrees to execute the Release. If the Executive revokes the Release, he will not be eligible to receive the Severance and Bonus Severance payments.

(b)           Termination in Anticipation of, or Within One Year After a Change in Control. If, during the Employment Term, the Executive’s employment is terminated by the Company in anticipation of, or within one year after a Change in Control (other than as a result of Cause, death or Disability), or by the Executive for Good Reason within one year after a Change in Control, the Company shall have no liability or further obligation to the Executive except as follows: the Executive shall be entitled to receive (i) within 30 days of such signing the Release referenced below, all Entitlements, (ii) all Benefit Rights, (iii) the Severance Pay (calculated and payable as provided in Section 7(a)), (iv) the Bonus Severance (calculated and payable as provided in Section 7(a)) and the Email Rights. As a condition of receiving the Severance Pay and Bonus Severance under this Section 7(b), the Executive agrees to execute the Release. If the Executive revokes the Release, he will not be eligible to receive the Severance and Bonus Severance payments.

(c)          Death; Disability. If during the Employment Term, the Executive’s employment is terminated due to death or Disability, the Company shall have no liability or further obligation to the Executive except as follows: the Executive (and his estate or designated beneficiaries under any Company-sponsored employee benefit plan in the event of his death) shall be entitled to receive: (i) all Entitlements, (ii) all Benefit Rights, (iii) the Severance Pay (calculated and payable as provided in Section 7(a)), and (iv) the Bonus Severance (calculated and payable as provided in Section 7(a)).

(d)           Termination by the Company for Cause; Termination by the Executive Without Good Reason. If the Executive’s employment is terminated by the Company for Cause or the Executive terminates employment with the Company without Good Reason, the Company shall have no liability or further obligations to the Executive except as follows: the Executive shall be entitled to receive (i) all Entitlements, (ii) all Benefit Rights and (iii) the Bonus Severance apportioned through the date of termination.

(e)           Pension and Benefit Calculations. The payments made pursuant to this Section 7 shall be excluded from all pension and benefit calculations under the employee benefit plans of the Company and its Affiliates, except that Entitlements shall be included in such benefit calculations to the extent provided in the applicable employee benefit plan.

(f)            Continuation of Insurance Coverage. In the event of termination of the Executive’s employment by the Executive or the Company, for any reason, disability and life insurance then provided to senior executives of the Company shall be continued following the date of termination for a period of twelve (12) months, or at the discretion of the Company, a cash payment shall be made in lieu of such benefits. Lifetime medical and dental coverage shall be continued at the expense of the Company as set forth in Exhibit A hereto.

Section 8. Covenants of the Executive.

(a)           Non-Competition. During the Employment Term and for a period of twelve (12) months thereafter (the “Non-Competition Period”), the Executive shall not (except when acting for and on behalf of the Company and its Affiliates), for Executive’s own account or for others, in any capacity, including as an employee, officer, director, trustee, member, manager, investor, consultant, agent, owner, stockholder or partner, engage in a Competitive Business anywhere in the United States or its territories or possessions. As used herein, “Competitive Business” shall mean arranging for or providing, directly or indirectly, debt and/or equity financing products or services to developers and owners of multi-family housing. Without limitation, Competitive Business includes (i) the Acquired Businesses (as defined in the Contribution Agreement) and any businesses which have been conducted by the Company or any of the Subject Entities (as defined in the Contribution Agreement); (ii) any business now conducted, or conducted as of the date of termination of employment by CharterMac, American Mortgage Acceptance Company (“AMAC”) or any of their respective Affiliates; (iii) the syndication and sale of housing tax credits, historic rehabilitation tax credits, new markets tax credits or home ownership tax credits (“Tax Credits”), (iv) the syndication and sale of real estate developments which have been allocated Tax Credits (“Tax Credit Properties”) or direct or indirect ownership interests in partnerships, limited liability companies or other entities that have been formed to provide a pass-through of Tax Credits and tax losses from Tax Credit Properties

(“Tax Credit Syndication Interests”), (v) the acquisition of Tax Credits or Tax Credit Syndication Interests through tender offers or other methods, (vi) providing credit enhancement by insurance, credit support, guaranties or otherwise with respect to tax-exempt bond financing for multi-family housing, (vii) the business of guaranteeing a specified internal rate of return in connection with the sale of Tax Credit Syndication Interests, (viii) providing bridge lending, mezzanine lending, pre-development lending, financial guarantees, default swaps, credit derivative products or other derivative products in connection with Tax Credit Properties or Tax Credit Syndication Interests and (ix) co-development of Tax Credit Properties. Notwithstanding the above, nothing herein shall prevent the Executive from (i) owning, as a passive investor, securities of a publicly traded corporation, provided such interest is less than 2% of the equity of the corporation; or (ii) acting as a consultant to (a) The Arker Companies (or affiliates thereof) or (b) Roizman Development, Inc. (or affiliates thereof).

(b)           During the Employment Term and for a period of twelve (12) months following the termination of the Executive’s employment hereunder, the Executive shall not, directly or indirectly, hire or solicit for hire, for the account of the Executive or any other person or entity, any person who is or was an employee of the Company or any Affiliate of the Company to work in a Competitive Business (other than any secretary to the Executive) so long as such person is an employee of the Company or any of its Affiliates and for a period of 180 days after such person has ceased to be an employee of the Company or any of its Affiliates.

(c)           During the Employment Term and for a period of twelve (12) months following the termination of the Executive’s employment hereunder, the Executive shall not, without the consent of the Company, directly or indirectly, alone or with others contact, solicit or do business of any kind in any Competitive Business with, or assist any other person to contact, solicit or do business of any kind in any Competitive Business with, any person who, during the two-year period preceding the date of the Executive’s termination of employment, sold or developed, or owned an interest in, a Tax Credit Property or a Tax Credit Syndication Interests sponsored by CCC or any of its Affiliates except for (a) The Arker Companies (or affiliates thereof) or (b) Roizman Development, Inc. (or affiliates thereof).

(d)           Confidential Information. For the Employment Term and thereafter: (i) the Executive will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company of any such order), directly or indirectly, other than in the regular and proper course of business of the Company, any confidential knowledge or information with respect to the operations, finances, organization or employees of the Company or its Affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company or its Affiliates (collectively, “Confidential Information”) and (ii) the Executive will not use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Company or its Affiliates; provided, however, that Confidential Information shall not be deemed to include any information that (A) is or hereafter becomes generally available to the public other than through disclosure by the Executive or someone acting on the Executive’s behalf, (B) is rightfully received by the Executive following the Employment Term from a third party or (C) is brought by the Executive to his employment relationship with the Company. All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company or its Affiliates, whether prepared by the Executive or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of Company and shall be delivered to Company and not retained by the Executive (including, without limitation, any copies thereof) upon termination of the Executive’s employment with the Company for any reason whatsoever.

(e)           Inventions and Patents. The Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, together with all products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during his employment, whether patentable or not, conceived, developed, invented or made by him during his employment by the Company (collectively, “Inventions”) shall belong exclusively to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its Affiliates, are related to the business (commercial or experimental) of the Company or any of its Affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall promptly disclose such Inventions to the Company and shall, subject to reimbursement by the Company for all reasonable expenses incurred by the Executive in connection therewith: (i) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (ii) sign all papers necessary to carry out the foregoing; and (iii) give testimony in support of the Executive’s inventorship. The provisions of this Section 8(e) shall cease to have application to any Inventions that become known to the public other than through disclosure by the Executive and that are not subject to a copyright, patent or trademark in favor of the Company that (A) was received before the termination of the Executive’s employment or (B) was applied for before the termination of the Executive’s employment in the ordinary course of business (and not in anticipation of the Executive’s termination of Employment) and ultimately is received by the Company.

(f)            Disparagement. The Company and the Executive agree that, during the Employment Term and thereafter (including following the Executive’s termination of employment for any reason) neither the Company or its Affiliates or their respective senior officers, trustees (excluding trustees of any Company or Affiliate employee benefit plan) or directors, on the one hand, or the Executive, on the other, will make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the other or their respective officers, trustees, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive or a representative of the Company or its Affiliates from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

(g)	Remedies.

(i)             The Executive acknowledges that a material breach of his covenants contained in this Section 8 may cause irreparable damage to the Company and its Affiliates, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such material breach may be inadequate. Accordingly, the Executive agrees that if he breaches any of the covenants contained in this Section 8 in any material respect, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

(ii)            The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 8 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. In the event that the agreements - in this Section 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

(h)           Cooperation. The Executive agrees to cooperate with the Company, during the Employment Term and thereafter (including following the Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any of its Affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Affiliate, in any such action, suit, or proceeding, by providing information and meeting and consulting with: (i) the Board or its representatives or counsel, (ii) representatives or counsel to the Company, and/or (iii) any Affiliate as reasonably requested; provided, however that the same does not materially interfere with his then current professional activities or important personal activities and is not contrary to the best interests of the Executive. The Company agrees to reimburse the Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance and, with respect to the provision of testimony or assistance following the Employment Term, to pay the Executive reasonable per diem costs for such testimony or assistance.

Section 9. Interests.

(a)           Acquisition of Interests. Upon request of the Company, the Executive (or, at the Executive’s option, an Affiliated Entity) shall acquire and hold Interests (as defined below) on terms reasonably acceptable to the Company and the Executive. Prior to transferring any Interest, the Executive shall afford the Company the right to acquire the Interest proposed to be transferred on the terms described in this Section 9, and the Company shall, within 30 days of written notice from the Executive of his intention to transfer an Interest, inform the Executive whether it or its designee will acquire such Interest (in which case such Interest shall be acquired within 30 days thereafter). The amount payable by the Company or its designee for any such Interest shall be the fair market value as determined in accordance with Section 9(c). Twenty percent of the purchase price for such Interest shall be paid by the Company or its designee in cash upon the transfer of such Interest and the remainder shall be paid with the issuance by the Company of a recourse promissory note, secured by the Interest sold, bearing interest at the Interest Rate (as defined below), with interest payable annually in arrears and the principal of such note payable in six equal installments on the first, second, third, fourth, fifth and sixth anniversaries of the transfer.

(b)           Further Assurances. In the case of any transfer of an Interest to the Company or its designee in accordance with Section 9(a), the Executive shall at any time and from time to time upon request by the Company take or cause to be taken any action and shall execute and deliver any additional documents which in the opinion of the Company, reasonably exercised in its sole discretion, may be necessary in order to assure to Company or its designee the full benefits of this Agreement; provided, however, that no action or additional documents shall be required that would extend or expand upon the obligations of the Executive hereunder or require the Executive to make any representations, warranties, covenants or indemnifications, except with respect to the Executive’s title to the Interests.

(c)           Determination of Fair Market Value of Interests. The Executive and Company shall attempt to agree on the fair market value of any Interest to be transferred to the Company or its designee in accordance with Section 9(a). If they cannot reach agreement on the fair market value of such Interest, the following arbitration methodology shall apply:

(i)             The Executive and the Company shall select a mutually acceptable appraiser who shall determine the fair market value of the Interest. In the event the parties are unable to agree upon an appraiser or if either party disputes the results of the appraisal, the Executive and the Company shall each select an appraiser and paragraphs (ii)-(iv) shall apply.

(ii)            If the difference between the two appraisals is less than or equal to ten percent (10%) of the lower of the two appraisals, the fair market value shall- be the average of the two appraisals. -

(iii)           If the difference between the two appraisals is greater than ten percent (10%) of the lower of the two appraisals, then the two appraisers shall jointly select a third appraiser. The third appraiser shall be instructed and directed to select one of the two appraisals, which selection shall then become final and binding upon the parties. -

(iv)          The Executive and the Company shall share the cost equally of any appraiser jointly selected or shall pay the costs of the appraiser they each select and shall share the cost equally of any third appraiser.

(v)           An Interest shall be valued assuming the assets of the entity in which the Interest represents an ownership interest are sold in an orderly manner, the liabilities of such entity are satisfied, and the net amount is distributed in liquidation of the entity.

(d)	Definitions. For purposes of this Section 9:

(i)             “Affiliated Entity” means an entity of which Executive is an equity owner.

(ii)            “Interest” means an ownership interest in an entity, including, without limitation, an Affiliated Entity (other than CCC or CharterMac), that (a) is involved in, or related to, any business activity of CharterMac or any of its subsidiaries or Affiliates and (b)

was acquired at the request of the Company pursuant to this Section 9; provided that (x) the Executive shall have no personal liability from the ownership of the Interest and no obligations under the governing documents relating to the Interest which could subject the Executive to personal liability or require the Executive to make any contributions other than the Executive’s initial capital contribution to acquire the Interest and (y) no amendment shall be made to the governing documents agreed to by the Company and the Executive upon acquisition of the Interest which increases the liabilities or obligations of the Executive without the consent of the Executive.

(iii)           “Interest Rate” means one percentage point in excess of the “prime” rate established from time to time by Citibank, NA, but in no event shall exceed twelve (12%) percent per annum.

(e)           Successors and Assigns. Without limiting the rights of any party contained elsewhere in- this Agreement, the provisions of this Section 9 shall be binding on the Executive’s successors and permitted assigns.

(f)            Tax Gross-Up. Notwithstanding anything to the contrary in this Agreement, if the Executive is allocated any income with respect to any such Interests, includible in his gross income for any calendar year for federal, state or local income tax purposes, or if the Executive incurs any other form of tax with respect to such Interest in any calendar year, the Company, in addition to any other amounts due to him under this Agreement, shall pay to him an amount equal to the sum of:

(i) The excess (“Excess”) of:
A.	The sum of:

I. The product of (x) the amount of such allocated income, times (y) the sum of the highest federal, state and local income tax rates applicable to such income, plus

II. The amount of such taxes other than federal, state and local income taxes, over

B.	Any distributions of cash received by the Executive with respect to such Interests in any such calendar year.

                                 (ii) An amount equal to “t” determined in accordance with the following formula: (1 – sum of highest applicable federal, state and local income tax rates) x (Excess + t) = Excess

For example, if the amount of the Excess is $100 and if the sum of the highest applicable federal, state and local income tax rates is 45%, the “t” amount will be $81.82, determined as follows:

(1 - .45) x (100 + t)	= 100
.55 (100 + t)	= 100
55 + .55t	= 100
.55t	= 45
t	= 81.82

Section 10. Miscellaneous.

(a)           Notices. All notices and other communications given or made pursuant hereto shall be in writing and delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested) or by nationally recognized overnight air courier service and shall be deemed to have been duly given or made as of the date delivered if delivered personally, or if mailed, on the third business day after mailing (on the first business day after mailing in the case of a nationally recognized overnight air courier service) to the parties at the following addresses:

If to the Executive:

Alan P. Hirmes

25 Wood Lane

Woodsburgh, New York 11598

with a copy to:

Blank Rome LLP

405 Lexington Avenue

New York, New York 10174

Attention: Harris N. Cogan, Esq.

If to the Company:

CharterMac Capital LLC

625 Madison Avenue

New York, New York 10022

Attention: General Counsel

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, New York 10022

Attention: Mark Schonberger, Esq.

(b)           Amendment and Modification. This Agreement may be modified, amended or supplemented only by an instrument in writing signed by all of the parties hereto (which, in the case of the Company, shall require the approval of not less than a majority of the independent trustees of CharterMac).

(c)           Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver (which, in the case of a waiver by the Company, shall require the approval of not less than a majority of the independent trustees of CharterMac), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent other failure.

(d)           Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to the conflict of principles thereof.

(e)           Severability. The invalidity or unenforceability of any provisions of this Agreement in any such jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby and thereby are fulfilled to the extent possible.

(f)	Arbitration.

(i)             The parties shall use their reasonable best efforts and goodwill to settle all disputes by amicable negotiations. The Company and the Executive agree that any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the termination of this Agreement or the termination of the Executive’s employment hereunder that is not amicably resolved by negotiation shall be finally settled by arbitration, under and in accordance with the Rules of Employment Arbitration of the American Arbitration Association then in effect, as set forth below, in New York, New York, or such other place agreed to by the parties.

(ii)            Any such arbitration shall be heard before a single impartial arbitrator who shall be appointed in accordance with American Arbitration Association procedures.

(iii)         The award of the arbitrator shall be in writing and state the reasons upon which it is based. It may be made public only with the consent of the parties. Any monetary award shall be in U.S. dollars.

(iv)          Each of the parties hereto accepts the exclusive jurisdiction of the arbitrator appointed in accordance herewith. The award of the arbitrator shall be final and binding on the parties, who undertake to carry it out without delay. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(v)           The arbitrator may also award interim relief and/or injunctive relief, and grant specific performance. Notwithstanding the foregoing, each party reserves the right to apply to any court of competent jurisdiction for any provisional measure, including injunctive relief, to enforce the terms of this Agreement.

(vi)          The party against whom the arbitrator awards shall pay all costs of the arbitrator and of the American Arbitration Association.

(vii)         The Arbitrator shall be empowered to award damages and provide remedies to the same extent as would be available from a court of competent jurisdiction at law or in equity; provided, however, that the arbitrator shall have no power or authority to award punitive or special damages. -

(g)           Assignability. The Executive may not assign his interest in or delegate his duties under this Agreement. This Agreement is for the employment of the Executive, personally, and the services to be rendered by him under this Agreement must be rendered by him and no other person. The Executive represents and warrants to the Company that the Executive has no contracts or agreements of any nature that the Executive has entered into with any other person, firm or corporation that contain any restraints on the Executive’s ability to perform his obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Notwithstanding anything else in this Agreement to the contrary, the Company may assign this - Agreement to and all rights hereunder shall inure to the benefit of any Affiliate of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger or consolidation. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit, claim or remedy of any nature whatsoever under or by reason of this Agreement.

(h)           Compliance with Rules and Policies. The Executive shall perform all services in accordance with the applicable policies, procedures and rules established by the Company or CharterMac. In addition, the Executive, shall comply with all laws, rules and regulations that are generally applicable to the Company, its Affiliates and their employees, trustees, directors and officers.

(i)             (i)           Withholding. The Company shall, withhold from all amounts due hereunder any applicable withholding taxes payable to federal, state, local or foreign taxing authorities.

(j)           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k)           Section Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to Sections are to sections of this Agreement, unless otherwise indicated.

(l)             Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and undertakings, both written and oral, including but not limited to the Employment Agreement dated November 17, 2003, and may not be modified or amended in any way except in writing by the parties hereto.

(m)          Duration. Notwithstanding the Employment Term hereunder, the applicable sections of this Agreement shall continue for so long as any obligations remain under this Agreement.

(n)           Survival. The provisions of Sections 4(c), 7, 8, 10(f) and 10(p) of this Agreement shall survive and shall continue to be binding upon the Executive and the Company notwithstanding the termination of this Agreement for any reason whatsoever.

(o)	Interpretation.

(i)             The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumptions or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any provisions of this Agreement.

(ii)            All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

(iii)           The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(p)           Indemnification and D&O Insurance. The Company shall, or shall cause its Affiliates to, indemnify the Executive to the fullest extent permitted by law and provide Executive with the advancement of expenses to the fullest extent provided for like senior executives providing services for the Company or its Affiliates. During the Employment Term and for six years thereafter, the Company shall maintain, or shall cause any Affiliate for whom the Executive provides services at the request of the Company to maintain, directors’ and officers’ insurance coverage in an amount not less than $15 million, provided that such coverage can be obtained at rates that the Company reasonably determines are not cost prohibitive.

Section 11. Legal Fees. The Company shall reimburse the Executive for the Executive’s reasonable legal expenses incurred in negotiating the terms of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CHARTERMAC CAPITAL LLC

By:	Charter Mac Corporation, as
managing member

By:

Name: Marc D. Schnitzer
Title:	Chief Executive Officer

EXECUTIVE

ALAN P. HIRMES

By its signature below, CharterMac, a Delaware statutory trust (“CharterMac”), guarantees to the Executive the payment and performance of the Company’s obligations pursuant to Sections 4, 7, 10(p) and 11 of this Agreement, and CharterMac hereby waives the benefits of diligence, presentment, demand of payment, any requirement that the Executive exhaust any right or take any action against the Company or any other person or entity, the filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to such guaranteed obligations and all demands whatsoever.

CHARTERMAC

By:
Name: Marc D. Schnitzer
Title:	Chief Executive Officer and President

Exhibit A

Description of Employee Benefits – §4(c)

The employee benefits shall be no less favorable then those provided to the Executive by the Company during the twelve-month period preceding the Effective Date. In addition, the Executive shall receive the following benefits:

1.	Life Insurance/Disability as follows:
Benefit	Coverage	Employer Monthly Cost	Employee Monthly Contribution
Life Insurance	250,000	100%	0%
Life Insurance Optional	250,000	0%	100%
Long Term Disability	5,000(monthly)	100%	0%
Short Term Disability	0	100%	0%
Supplemental LTD	10,000 (monthly	0%	100%

Note:	Supplemental LTD coverage supersedes LTD coverage. Do not add together.
2.	Federal, state and local income tax return preparation.

3.             In the event of the Executive’s termination of employment with the Company or its affiliates for any reason other than death, the Executive (and his spouse and dependents) shall be entitled to continue to participate in the Company’s medical and dental plans for the life of the Executive, on the same terms and conditions as active executives of the Company. In the event that such continued participation is not permitted under the terms of the plans, the Company shall use all commercially reasonable efforts to (a) assist the Executive (and his spouse and dependents) in obtaining coverage that is comparable to the Company’s active employee coverage in terms of both cost to the Executive and range of benefits and health care providers offered, and (b) ensure that all pre-existing condition exclusions and actively at work requirements are waived with respect to the Executive in connection with such coverage, and shall pay for such new coverage. The Executive’s right to coverage pursuant to this Section 3 shall lapse to the extent the Executive becomes a participant in comparable medical and dental plans of a subsequent employer.

B-1

Exhibit B

Form of Release

GENERAL RELEASE

It hereby is agreed, by and among CharterMac Capital LLC, a Delaware limited liability company (the “Company”), and ______________ (the “Executive”), as follows:

1.             [The Executive submits, and the Company accepts, his permanent resignation from employment effective [______________] [The Company requests and the Executive submits to his termination from employment effective [__________]. The Executive hereby waives any and all rights or claims to reinstatement or reemployment by the Company. The Company reaffirms its obligation to provide the benefits and make the payments required pursuant to Sections 7 and 10(p) of that certain Employment Agreement dated as of ____________ between the Company and the Executive (the “Employment Agreement”). CharterMac, by its execution of this Release, guarantees the foregoing obligations of the Company to the same extent of its guaranty of the obligations of the Company under the Employment Agreement. -

2.             In consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged by the Executive, the Executive, for himself, his heirs, executors, administrators, successors and assigns, hereby releases and forever discharges the Company, including any and all of the Company’s subsidiaries, parents, affiliates or related business entities, its or their past, present and future owners, partners, directors, officers, agents, representatives, and employees or any of its or their subsidiaries, parents, affiliates or related business entities, and its or their respective heirs, executors, administrators, successors and assigns (collectively “Released Parties”), of from and/or for all manner of actions, proceedings, causes of action, suits, debts, sums of money, accounts, contracts, controversies, agreements, promises, damages, judgments, claims, and demands whatsoever, known or unknown, whether arising in law or equity, out of any federal, state or city constitution, statute, ordinance, bylaw or regulation, or under the Employment Agreement, arising out of or relating to the Executive’s employment by the Company, including but not limited to the termination of such employment, all claims of discrimination on the basis of alienage, citizenship, creed, disability, gender, handicap, marital status, national origin, race, religion, sex or sexual orientation, and, without limitation, any claims arising under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Rehabilitation Act, the Americans With Disabilities Act, the New York State Human Rights Law, the New York City Human Rights Law, and any other federal, state or local statute, ordinance, rule, regulation or order (collectively, “Claims or Damages”), which the Executive ever had, now has, or which [he/she], or [his/her] heirs, executors, administrators, successors or assigns can or may have for, or by reason of, any matter, cause, event, act, omission, transaction or occurrence up to and including the date of the execution of this Release, arising out of or relating to Executive’s employment by the Company, including but not limited to the termination of such - employment. For the avoidance of doubt, this Release shall not extend to (i) claims arising out of the Company’s failure to perform its obligations under Sections 7 and 10(p) of the Employment Agreement, including claims for Entitlements, Benefits Rights and Severance Pay as such terms are defined in Section 7, (ii) claims against CharterMac for failing to perform its guarantee obligations as set forth in the Employment Agreement and this Release or (iii) claims to enforce this Release or (iv) the Executive’s rights as a holder of Common Shares of CharterMac or Special Common Units of CCC or the Executive’s rights or benefits not relating to employment under the Contribution Agreement. This paragraph does not apply to the Age Discrimination in Employment Act

3.             The Company, for itself, its successors, assigns and legal representatives, hereby releases and forever discharges the Executive, and the Executive’s heirs, executors, administrators, legal representatives and assigns, from and against any and all Claims or Damages which the Company ever had, now has for, or by reason of, any matter, cause, event, act, omission, transaction or occurrence up to and including the date of the execution of this Release, arising out of or relating to Executive’s employment by the Company; provided, however, that the Company is not releasing any claims (“Retained Claims”) arising out of intentionally improper acts by the Executive or any fraudulent, unauthorized or illegal acts by the Executive, with the understanding that the Company is not currently aware of any such acts; and provided further that any Retained Claims that are not brought in a legal proceeding against the Executive within eighteen (18) months following the date of this Release shall be deemed released and forever discharged from and after the date which is eighteen months following the date of this Release.

4.             (a)          Except with respect to amounts or benefits owed pursuant to Sections 7 and 10(p) of the Employment Agreement, and to the extent not prohibited by law, the Executive covenants not to in any way cause to be commenced or prosecuted, or to commence, maintain or prosecute any action, charge, complaint or proceeding of any kind, on his own behalf or as a member of any alleged class of persons, in any court or before any administrative or investigative body or agency (whether public, quasi-public or private), against the Company, or any of its subsidiaries, parents, affiliates, related business entities, or their respective successors or assigns, or any individual now or previously employed by the Company, or by any of its subsidiaries, parents, affiliates, or related business entities and their successors and assigns, with respect to any act, omission, transaction or occurrence up to and including the date of this Release relating to the claims released in paragraph 2.

(b)           The Executive further represents that he has not commenced, maintained, prosecuted or participated in any action, charge, complaint or proceeding of any kind (on his own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) that is presently pending in any court, or before any administrative or investigative body or agency (whether public, quasi-public, or private), against or involving the Company, or any of the Company’s subsidiaries, parents, affiliates, or related business entities, or their successors or assigns or any individual now or previously employed by the Company, or by any of its subsidiaries, parents, affiliates, or related business entities or their successors and assigns relating to the Executive’s employment with the Company or the termination of his employment.

(c)           The Company covenants not to in any way cause to be commenced or prosecuted, or to commence, maintain or prosecute any action, charge, complaint or proceeding of any kind in any court or before any administrative or investigative body or agency (whether public, quasi-public or private), against the Executive with respect to any act, omission, transaction or occurrence up to an including the date of this Release relating to the Company’s employment of the Executive or the termination of his employment; provided, however, that the Company is not waiving and shall not waive such right with respect to any act or failure to act by the Executive that constitutes bad faith, gross negligence, willful misconduct or any unlawful act. [As of the date of this Release, the Company is not aware of any act or failure to act by the Executive that would give rise to any action, charge, complaint or proceeding of any kind in any court or before any administrative or investigative body or agency (whether public, quasi-public or private), against the Executive.]1

(d)           The Company represents that it has not commenced, maintained, prosecuted or participated in any action, charge, complaint or proceeding of any kind that is presently pending in any court, or before any administrative or investigative body or agency (whether public, quasi-public, or private), against or involving the Executive or relating to the Executive’s employment with the Company or the termination of [his/her] employment.

5.             The Executive, for himself, his heirs, executors, administrators, successors and assigns, hereby releases and forever discharges the Released Parties from any and all claims or actions arising under the Age Discrimination in Employment Act.

6.             The Executive acknowledges that he has been fully and fairly represented throughout his employment by the Company including the negotiation of this Release, the terms of which have been explained to him.

7.             This Release shall be construed and enforced in accordance with the laws of the State of New York without regard to the conflict of principles thereof. Any action to enforce this Release shall be brought in the New York State Supreme Court, County of New York. The parties hereby consent to such jurisdiction. - -

8.             This Release may be executed in more than one counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.             By entering into this Release, the Company and the Executive do not admit any liability whatsoever to the other or to any other person arising out of any claims heretofore or hereafter asserted by the Executive and/or the Company. Further the Company and the Executive hereby expressly deny any and all such liability.

10.          The Executive agrees that this Agreement constitutes a knowing and voluntary waiver of rights or claims he may have against the Released Parties, or any of them, as set forth in this release, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA.

_________________________

1                This bracketed sentence will be included in the Release if at the time of the execution of the Release, the Company is able to make such statement. If at that time the Company is not able to make such statement, the Release must be executed without such sentence, but there must be disclosure of all acts or failures of which the Company is aware.

11.          The Executive shall have, and the Executive represents and warrants that the Company- gave him, at least twenty-one (21) days in which to consider this Release before executing it, and that such period was sufficient for his full and complete consideration of its terms. The Company advised the Executive to take this Release home, read it, and carefully consider all of its terms before signing it. The Executive hereby waives any right he might have to additional time within which to consider this Release. The Executive also acknowledges that the Company advised him to discuss this Release with his own attorney (at his own expense) during this period if he wished to do so. The Executive has carefully read this Release, fully understands what it means, and is entering into it voluntarily.

12.          The Executive may revoke this Release within seven (7) calendar days after he signs it. Revocation may be accomplished only by delivery to _____________________ of a signed written statement (or a facsimile thereof) unequivocally revoking this Release. To constitute an effective revocation, the Company must receive the written revocation within the seven-day period after the Executive executes this Release. Upon the expiration of the seventh day without receipt of such a statement, this Release will become effective and irrevocable. The Executive understands and agrees that if he exercises his right to revoke this Release, he will not be entitled to receive any of the monies or benefits set forth in Sections 7(a) and/or Section 7(b) of his Employment Agreement.

[SIGNATURE PAGE FOLLOWS]

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION.

EXECUTIVE

Date

Signed before me this

___ day of	_________, [Year]

Notary Public

CHARTERMAC CAPITAL LLC

By:	CharterMac Corporation, as member

Date	Name:
Title:

Signed before me this

___ day of	_________, [Year]

Notary Public

Consented To/Agreed:

CharterMac

By:
Name:
Title:

[This Release is to be modified if at time of execution the Executive is subject to the protections of the Older Workers Benefit Protection Act or similar legislation.]